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                                                                      EXHIBIT 99

                              [COMPANY LETTERHEAD]

                                                                    NEWS RELEASE

CONTACTS:  DR. JOHN A. O'MALLEY, CHAIRMAN, PRESIDENT
           AND CHIEF EXECUTIVE OFFICER
           818-709-1244 OR
           ROBERT FROST, ECOM CONSULTANTS
           212-391-9475                               FOR IMMEDIATE RELEASE

            IRIS ANNOUNCES LETTER OF INTENT FOR SALE OF PSI DIVISION

        CHATSWORTH, CA, March 27, 2000 -- International Remote Imaging Systems, Inc. (IRI-ASE) reported today that it has signed a Letter of Intent with a well known international company for a potential sale of the business of Perceptive Scientific Instruments, LLC, the IRIS subsidiary responsible for the manufacture and marketing the PowerGene line family of genetic analyzers. The purchase price is expected to range from $2.5 to $5.0 million depending on the results of remaining due diligence and the satisfaction of certain conditions.

        According to Dr. John A. O'Malley, Chairman, CEO and President, "This is the most important step in our plan to get back to basics and concentrate primarily on our urinalysis business. IRIS intends to focus most of its resources on major improvements to its already profitable line of The Yellow IRIS urinalysis workstations. The Company's goal is to develop lower cost, faster imaging products while simultaneously reducing the amount of technologist's time required to operate the workstation. As a result of this focus, IRIS is not prepared to make the significant ongoing investments necessary to maintain PSI's technological and competitive edge in the genetic analyzer market and is pursuing the disposition of this business."

        International Remote Imaging Systems, Inc., or IRIS as it is known, is a highly-regarded manufacturer and marketer of automated IVD imaging systems used in hospitals, reference clinical laboratories, and genetics laboratories worldwide. Its major product lines are The Yellow IRIS(R) family of urinalysis workstations (over 400 installations), the PowerGene(TM) line of cytogenetic analyzers (over 500 installations), and the StatSpin line of centrifugal specimen preparation devices.

        Except for the signing of the letter of intent, the statements in the first two paragraphs of this press release are forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statement. For example, the actual sale of the PSI business depends upon the outcome of the potential buyer's remaining due diligence, the satisfaction of various conditions set by the potential buyer, negotiation and execution of a definitive written sale agreement and approval by the Boards of Directors of IRIS and the potential buyer. IRIS refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



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